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                                                                   EXHIBIT 10.2


[DELOITTE & TOUCHE LLP LOGO]


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                     RJS, INCORPORATED AND SUBSIDIARY


                     Consolidated Financial Statements for the
                     Years Ended September 30, 1995 and 1994 and
                     Independent Auditors' Report


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[DELOITTE TOUCHE TOHMATSU INTERNATIONAL LOGO]


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[DELOITTE & TOUCHE LLP LETTERHEAD]




INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
  RJS, Incorporated:

We have audited the accompanying consolidated balance sheets of RJS, Incorporated and subsidiary (the "Company") as of September 30, 1995 and 1994, and the related consolidated statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP

November 22, 1995




[DELOITTE TOUCHE TOHMATSU INTERNATIONAL LOGO]

RJS, INCORPORATED

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1995 AND 1994
- --------------------------------------------------------------------------------------------------
ASSETS                                                                     1995            1994
CURRENT ASSETS:
  Cash ...............................................................  $   10,000      $  757,000
  Accounts receivable - trade, less allowance or doubtful accounts of
    $153,000 and $172,000 in 1995 and 1994, respectively (Note 4).....   2,189,000       1,854,000
  Inventories (Notes 1, 2 and 4)......................................   2,316,000       1,878,000
  Deferred income tax assets (Notes 1 and 7)..........................     468,000         330,000
  Prepaid expenses and other current assets...........................     118,000          70,000
  Current portion of notes receivable from shareholders (Note 3)......      17,000
                                                                        ----------      ----------
        Total current assets..........................................   5,118,000       4,889,000
                                                                        ----------      ----------
PROPERTY AND EQUIPMENT (Notes 1 and 4):
  Machinery, equipment, and furniture and fixtures....................     482,000         355,000
  Less accumulated depreciation.......................................     307,000         239,000
                                                                        ----------      ----------
        Property and equipment, net...................................     175,000         116,000
                                                                        ----------      ----------
NOTES RECEIVABLE FROM SHAREHOLDERS (Note 3)...........................     246,000
                                                                        ----------
OTHER ASSETS..........................................................      99,000          49,000
                                                                        ----------      ----------
TOTAL.................................................................  $5,638,000      $5,054,000
                                                                        ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY                                       1995            1994

CURRENT LIABILITIES:
  Line of credit (Note 4).............................................  $  768,000      $1,000,000
  Accounts payable....................................................   1,706,000       1,442,000
  Accrued expenses and other current liabilities......................     366,000         437,000
  Deferred service contract revenue (Note 1)..........................     215,000         199,000
                                                                        ----------      ----------
        Total current liabilities.....................................   3,055,000       3,078,000
                                                                        ----------      ----------
EXCESS OF FAIR VALUE OVER COST OF NET ASSETS
  ACQUIRED, Net (Note 1)..............................................     226,000         369,000
                                                                        ----------      ----------
SHAREHOLDERS' EQUITY (Note 6):
  Preferred stock - Class A, no par value; 10,000,000 shares authorized; none issued or outstanding
  Common stock - Class A, no par value; 10,000,000 shares
    authorized; 4,570,000 shares issued and
    outstanding at September 30, 1995 and 1994........................     175,000         175,000
  Common stock - Class B, no par value; 10,000,000 shares
    authorized; none issued or outstanding
  Retained Earnings...................................................   2,182,000       1,432,000
                                                                        ----------      ----------
        Total shareholders' equity....................................   2,357,000       1,607,000
                                                                        ----------      ----------
TOTAL.................................................................  $5,638,000      $5,054,000
                                                                        ==========      ==========

See accompanying notes to consolidated financial statements.

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RJS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
YEARS ENDED SEPTEMBER 30, 1995 AND 1994
- -----------------------------------------------------------------------------------
                                                           1995            1994
                                                        -----------     -----------
REVENUES (Note 1):
  Product sales and service contract revenue ........   $12,764,000     $11,463,000
  License fees ......................................                       400,000
                                                        -----------     -----------
        Total revenues ..............................    12,764,000      11,863,000

COST OF SALES .......................................     8,164,000       7,616,000
                                                        -----------     -----------
GROSS PROFIT ........................................     4,600,000       4,247,000

SELLING EXPENSES ....................................     1,719,000       1,614,000

GENERAL AND ADMINISTRATIVE EXPENSES .................     1,223,000       1,182,000

RESEARCH AND DEVELOPMENT EXPENSES (Note 1) ..........       904,000         713,000
                                                        -----------     -----------
INCOME FROM OPERATIONS ..............................       754,000         738,000

INTEREST EXPENSE ....................................       103,000         115,000

OTHER (EXPENSE) INCOME, Net (Note 1) ................        (4,000)         61,000
                                                        -----------     -----------
INCOME BEFORE BENEFIT FOR INCOME TAXES ..............       647,000         684,000

BENEFIT FOR INCOME TAXES (Notes 1 and 6) ............       103,000          26,000
                                                        -----------     -----------
NET INCOME ..........................................       750,000         710,000

RETAINED EARNINGS, BEGINNING OF YEAR ................     1,432,000         722,000
                                                        -----------     -----------
RETAINED EARNINGS, END OF YEAR ......................   $ 2,182,000     $ 1,432,000
                                                        ===========     ===========

See accompanying notes to consolidated financial statements.

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RJS, INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1995 AND 1994
- -------------------------------------------------------------------------------
                                                            1995        1994
                                                         ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...........................................   $ 750,000   $ 710,000
 Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
  Depreciation and amortization.......................      85,000      74,000
  Amortization of excess of fair value over cost of
   net assets acquired................................    (143,000)   (142,000)
  Deferred income taxes...............................    (138,000)   (130,000)
  Changes in operating assets and liabilities:
   Accounts receivable - trade........................    (335,000)     63,000
   Inventories........................................    (438,000)   (313,000)
   Prepaid expenses and other current assets..........     (48,000)    (22,000)
   Accounts payable...................................     264,000     375,000
   Accrued expenses and other current liabilities.....     (71,000)    116,000
   Deferred service contract revenue..................      16,000      23,000
                                                         ---------   ---------
     Net cash (used in) provided by operating
      activities......................................     (58,000)    754,000
                                                         ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment...................    (127,000)    (46,000)
 Other assets.........................................     (67,000)    (24,000)
 Loans to shareholders................................    (263,000)
                                                         ---------    --------
     Net cash used in investing activities............    (457,000)    (70,000)
                                                         ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net repayment of line of credit......................    (232,000)   (100,000)
 Repayment of long-term debt..........................                (100,000)
 Issuance of common stock.............................                   7,000
                                                         ---------   ---------
     Net cash used in financing activities............    (232,000)   (193,000)
                                                         ---------   ---------
(DECREASE) INCREASE IN CASH...........................    (747,000)    491,000
CASH, BEGINNING OF YEAR...............................     757,000     266,000
                                                         ---------   ---------
CASH, END OF YEAR.....................................   $  10,000   $ 757,000
                                                         =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION --
  Cash paid during year for:
    Interest..........................................   $ 103,000   $ 154,000
    Income taxes......................................   $ 104,000   $   2,000


See accompanying notes to consolidated financial statements.


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RJS, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1995 AND 1994
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1.      GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        General - RJS, Incorporated ("RJS") and its wholly owned subsidiary, RJS International, GmbH ("RJS-GMBH"), a West German corporation (collectively, the "Company"), are engaged in the design, development, production and distribution of electronic instruments related to the scanning and printing of bar code labels used in the identification of industrial and consumer products. The Company sells its products throughout the United States and Canada, Europe, South America, Australia and the Pacific Basin.

        The reporting entity RJS changed its name during the year from IDM Technologies, Inc. to RJS, Incorporated.

        Consolidation - The accompanying consolidated financial statements include the accounts of RJS and RJS-GMBH. All significant intercompany balances and transactions have been eliminated in consolidation.

        Fiscal Year - The Company's fiscal year is the 52- or 53-week period ending the Sunday nearest to September 30. References to the years ended September 30, 1995 and 1994 in these consolidated financial statements are to the 52 weeks ended October 1, 1995 and October 2, 1994, respectively.

        Revenue Recognition - The Company recognizes revenue as products are shipped, net of estimated returns. The Company offers its customers extended service contracts for the products it sells. Deferred service contract revenue is recognized over the life of the service contract on a straight-line basis, with service costs recognized as incurred.

        Research and Development - Research and development costs are expensed as incurred and consist of engineering expenses related to the development of new products and the refinement and modification of existing products. During 1994, the Company granted a perpetual, nonexclusive license for a limited portion of the laser printer technology it previously developed to an unrelated entity.

        Other Income (Expense) - Other income consists principally of amortization of the excess of fair value over cost of net assets acquired. Other expense consists principally of foreign currency transaction losses, which were $157,000 and $62,000 in 1995 and 1994, respectively.

        Inventories - Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

        Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of their useful lives or the related lease terms. Useful lives range from three to five years.




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    Excess of Fair Value over Cost of Net Assets Acquired--The excess of fair value over cost of net assets acquired (relating to the acquisition of RJS and RJS-GMBH during 1987) is being amortized to income over ten years. The amount of such amortization, recorded as other income, was $143,000 and $142,000 during 1995 and 1994, respectively.

    Foreign Currency Translation--The financial statements of RJS-GMBH are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52. Assets and liabilities are translated using the exchange rate at the balance sheet date, and revenues, expenses, gains and losses are translated using an average exchange rate for the year. The foreign currency translation adjustment was immaterial during 1995 and 1994.

    Income Taxes--Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Temporary differences result primarily from net operating loss carryforwards, general business tax credits and inventory reserves. The Company records a valuation allowance for deferred income tax assets when, based on management's best estimate of taxable income in the foreseeable future, it is more likely than not that some portion of the deferred income tax assets may not be realized.

    Concentration of Credit Risk--Financial instruments which potentially subject the Company to concentrations of credit risk consist of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and their geographic dispersion. The Company grants uncollateralized credit to domestic and international customers.

    Reclassifications--Certain reclassifications have been made to the 1994 amounts to conform to the 1995 presentation.

2.  INVENTORIES

    Inventories consist of the following:

                                                        1995          1994

        Raw materials                                $1,244,000    $1,058,000
        Work-in-process                                 112,000       202,000
        Finished goods                                  960,000       618,000
                                                     ----------    ----------
        Total inventories                            $2,316,000    $1,878,000
                                                     ==========    ==========

3.  NOTES RECEIVABLE FROM SHAREHOLDERS

    Notes receivable from shareholders consist of five-year notes that accrue interest at 6% per annum. Monthly payments of principal and interest, computed as if the notes were to be fully amortized over fifteen years, are due through December 1999. The remaining balance is due in January 2000.


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4.  LINE OF CREDIT

    RJS has a line-of-credit facility with a bank under which $2,000,000 is available for working capital advances and $450,000 is available for letters of credit issuance. Aggregate borrowings under the facility are limited to the lesser of $2,000,000 or the sum of (1) 80% of eligible accounts receivable, as defined, plus (2) the lesser of 15% of eligible inventories, as defined, or $250,000. The credit facility, which expires on March 1, 1996, is collateralized by accounts receivable, inventories and property and equipment and is guaranteed by the principal shareholders of RJS. Advances under the credit facility bear interest at the bank's prime rate (8.75% at September 30, 1995) plus .50%. At September 30, 1995, RJS had $798,000 in available credit under this arrangement. Loan covenants in connection with the line of credit include the maintenance of certain financial ratios, limitations on additional indebtedness, and certain other restrictions.

5.  COMMITMENTS

    The Company leases its facilities under a month-to-month lease. Rent expense charged to operations during each of 1995 and 1994 was $122,000.

6.  STOCK OPTION PLAN

    The Company has a nonqualified stock option plan under which 225,000 shares of Class A common stock have been reserved for issuance to certain key employees. Stock options may be granted at prices not less than 100% of the fair market value at the date of the grant. All options expire at periods determined by the Board of Directors. Stock options for 6,333 shares were exercised during 1994 for a total of $7,000. Stock options for 6,333 shares expired during 1994. There were no outstanding options at September 30, 1995.

7.  INCOME TAXES

    The (benefit) provision for income taxes consists of the following:

                                                        1995          1994

        Current:
         Federal, net of effect of net operating
           loss carryforwards of $180,000 and
           $289,000 in 1995 and 1994, respectively    $  3,000     $  10,000
        State                                           32,000        54,000
        Foreign                                                       40,000
                                                      ---------    ---------
        Total current                                    35,000      104,000
        Deferred                                       (138,000)    (130,000)
                                                      ---------    ---------
        Total                                         $(103,000)   $ (26,000)
                                                      =========    =========



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    The Company has recorded a valuation allowance to reduce net deferred income tax assets to the amount expected to be realized, which, at September 30, 1995 and 1994, consisted of the following:

                                                       1995         1994

        Deferred income tax assets                  $1,354,000   $1,378,000
        Deferred income tax liabilities                (35,000)     (42,000)
                                                    ----------   ----------
        Total                                        1,319,000    1,336,000
        Less valuation allowance                       851,000    1,006,000
                                                    ----------   ----------
        Net deferred income tax assets              $  468,000   $  330,000
                                                    ==========   ==========

    At September 30, 1995 and 1994, the Company had net operating loss carryforwards of $1,397,000 and $1,781,000, respectively, available to reduce future federal taxable income. These carryforwards expire through 2002. The investment tax, research and other credits expire between 1999 and 2001. In addition, at September 30, 1995 and 1994, RJS-GMBH had in excess of $1,500,000 of tax loss carryforwards available to offset taxable income reportable in Germany, if any, earned by RJS-GMBH in the future. A valuation allowance has been recorded for the full amount of such net operating loss carryforwards.

    The provision for income taxes differs from that which would result from applying the federal statutory tax rates to pretax income due principally to state income taxes, foreign losses, amortization of the excess of fair value over cost of net assets acquired, changes in the valuation allowance, research credits and officers' life insurance.

8.  EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) savings and profit sharing plan that is available to substantially all of its employees. Under the plan, employees can make voluntary contributions not to exceed the lesser of an amount equal to 15% of their compensation or limits established by the Internal Revenue Code. The Company, at its discretion, matches a portion of the employees' annual contributions. Company contributions during each of 1995 and 1994 were $18,000.

                                  * * * * * *

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